                          EXHIBIT 10.11

           Employee Stock Option Plan Business Loan Agreement & Related
                      Documents - Bank of America Oregon
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 10.11.1
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BANK OF AMERICA OREGON                                 BUSINESS LOAN AGREEMENT
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This Agreement dated as of March 27, 1995, is between Bank of America Oregon
(the "Bank") and United Bancorp (the "Borrower").

1.   TERM LOAN AMOUNT AND TERMS

1.1 Loan Amount. The Bank agrees to provide a term loan to the Borrower in the amount of Two Hundred Twenty Seven Thousand Eight Hundred Ninety Two and 13/100 Dollars ($227,892.13) (the "Commitment").

1.2 Availability Period. The loan is available in one disbursement from the Bank between the date of this Agreement and June 15, 1995 unless the Borrower is in default.

1.3  Interest Rate.

(a)  The interest rate is ninety percent (90%) of the Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by Bank of America National Trust and Savings Association ("BofA California") in San Francisco, California, as its Reference Rate. The Reference Rate is set based on various factors, including BofA California's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the days specified in the public announcement of a change in the Reference Rate.

1.4  Repayment Terms.

(a) The Borrower will pay all accrued but unpaid interest on June 15, 1995, and then quarterly thereafter and upon payment in full of the principal of this loan.

(b) The Borrower will repay principal in 20 successive equal quarterly installments of Eleven Thousand Three Hundred Ninety-Four and 61/100 Dollars ($11,394.61) starting June 15, 1995. On March 15, 2000, the Borrower will repay the remaining principal balance plus any interest then due.

(c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

2.   FEES AND EXPENSES

2.1 Loan Fee. The Borrower agrees to pay a Five Hundred Dollar ($500) fee due upon the execution of this Agreement.

2.2 Expenses. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.
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 10.1.2
3.   DISBURSEMENTS, PAYMENTS AND COSTS

3.1 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

3.2 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Oregon and banks are open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

3.3 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

3.4 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

3.5 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at ninety percent (90%) of the Reference Rate. This may result in compounding of interest.

4.   CONDITIONS

     The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

4.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.



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 10.1.3
4.2  ESOP Loan Documentation.

(a) An executed copy of the Promissory Note dated as of March 27, 1995 between the Borrower and the Trustees ("Trustees") of the United Bancorp Employee Stock Ownership Plan and the Trust (the "Trust") (collectively, the "ESOP") executed by the Trustees evidencing the loan by the Borrower to the Trustees ("ESOP Loan") and the Pledge Agreement executed in connection therewith (collectively, the "ESOP Loan Documents"); and

(b) a copy of the determination letter issued by the Internal Revenue Service relating to the United Bancorp Employee Stock Ownership Plan.

4.3  Other Items. Any other items that the Bank reasonably requires.

5.   REPRESENTATIONS AND WARRANTIES

     When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

5.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

5.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

5.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

5.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in existence and in good standing, and, where required, in compliance with fictitious name statutes.

5.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

5.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, including the Borrower's financial statement dated as of December 31, 1994, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition.

(b)  in form and content required by the Bank.

(c)  in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower.



                                    -10.1.3-
       10.1.4
5.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

5.8 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

5.9 Income Tax Returns. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

5.10 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

5.11 ERISA Plans.

(a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
     Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e)  The following terms have the meanings indicated for purposes of this
     Agreement:

   (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.
   (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

   (iii)"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

   (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

5.12 ESOP. The Trust established is a validly organized and existing trust established by the Borrower, is exempt from Federal income taxes under
     Section 501(a) of the Code and satisfies the requirements of Section 403 of ERISA; the ESOP satisfies Sections 401(a) and 4975(e)(7) of the Code and is in compliance with all other applicable provisions of ERISA and the Code.


                                    -10.1.4-
       10.1.5
5.13 ESOP Stock The ESOP stock qualifies as "employer securities" within the meaning of Section 409(1) of the Code.

5.14 Dividends. To the extent dividends paid on the ESOP stock are used by the ESOP to make payments on the ESOP Loan, such dividends will be fully deductible by the Borrower under Section 404(k) of the Tax Code.

5.15 Purchase Price of the ESOP Stock. The purchase price for each share of the ESOP stock has been arrived at in compliance with all applicable provisions of the ESOP and in compliance with applicable law, including but not limited to the provisions of Section 401(a)(28)(C) of the Code.

5.16 Loan is Exempt The loan evidenced by the ESOP Loan qualifies for the exemption set forth in Section 408(b)(3) of ERISA and the regulations thereunder and in Section 4975(d)(3) of the Code and the regulations thereunder, and does not constitute a "prohibited transaction" as defined in Section 406(a) and Section 406(b)(1) and Section 4975(c)(1)(A), (B),
     (C), (D) and (E) of the Code and the regulations thereunder.

5.17 ESOP Stock Purchase is Exempt. The purchase of the ESOP stock by the ESOP from the Borrower pursuant to the ESOP Loan Documents qualifies for the exemption contained in Section 408(e) of ERISA and Section 4975(d)(13) of the Code, and does not constitute a "prohibited transaction" as defined in
     Section 406(a) and Section 406(b)(1) and Section 4975(c)(1)(A), (B), (C),
     (D) and (E) of the Code.

5.18 Authorization. The execution, delivery and performance by the ESOP of its obligations under the ESOP Loan Documents have been duly authorized by all necessary action of the Trustee on behalf of the ESOP, require no action under any federal, state or local law, by or in respect of, or filing with, any governmental authority or official and do not conflict with, or result in a breach or other violation of any applicable provision of such laws or any regulation, order, writ, injunction or decree of any court or governmental authority thereunder, or any of the terms, conditions or provisions of any material agreement of instrument, to which the ESOP is a party or by which the ESOP is bound.

5.19 Actions Against ESOP. There is no pending or threatened action, suit or proceeding, or any order, writ, judgment, award, injunction or decree, against or effecting the ESOP before any court, governmental authority or arbitrator which materially adversely affects the financial condition or operations of the ESOP or materially adversely effects the ability of the ESOP to perform its obligations under the ESOP Loan Agreement. The ESOP is not in violation of or default with respect to (a) any order, writ, injunction or decree of any court or (b), any applicable provision of any federal, state or local law, or any order, regulation or demand of any governmental authority or instrumentality thereunder, which violation or default materially adversely affects the ability of the ESOP to perform its obligations under the ESOP Loan Agreement.

5.20 Enforceability. The ESOP Loan Documents have been duly executed and delivered by the Trustee on behalf of the ESOP and constitute the valid and binding obligations of the ESOP, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and except as the enforceability thereof may be limited by equitable principles.

                                    -10.1.5-
       10.1.6
5.21 No Default. The repayment of the ESOP Loan by the ESOP, the acquisition of the ESOP stock by the ESOP and the ESOP's incurrance of the indebtedness evidenced by the ESOP Loan Documents do not result in any default under or violate the conditions of any agreement to which the ESOP is a party or by which it is bound.

5.22 Consents, Approvals, Etc. The execution, delivery and performance of the Stock Purchase Agreement and the purchase of the ESOP stock pursuant to the ESOP Loan Documents (a) will not require any registration with, consent or approval of, or notice to, or other action by or in respect of or filing with, any governmental authority or official by the ESOP under any federal, state or local law (except those routine filings required after the close of the plan year of the ESOP under the reporting requirements of the Code and ERISA), and do not contravene or constitute (with or without the giving of notice or lapse of time or both) a default under or violation by the ESOP of, (i) any provisions of any applicable law or regulation of the United States of America, (ii) any agreement or other instrument binding upon the ESOP or (iii) any judgment, injunction, order or decree binding upon the ESOP or (b) will not result in the creation of imposition of any lien on any asset of the ESOP, except the lien of the Borrower pursuant to the provisions of the ESOP Loan Agreement.

6.   COVENANTS

     The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

6.1 Use of Proceeds. To use the proceeds of the credit only for funding the purchase price of 12,534 shares of United Bancorp common stock by the ESOP.

6.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidating basis.

(b) Copies of the Borrower's Form 10-K Annual Report and Form 10-Q Quarterly Report within 90 days after the date of filing with the Securities and Exchange Commission.

(c) Within 60 days of the period's end, the Federal Financial Institutions Examination Council quarterly call reports for Douglas National Bank.

(d) Within 120 days of the Borrower's fiscal year end, a compliance certificate of the Borrower signed by an authorized officer of the Borrower setting forth whether there existed and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

6.3 Capital Percentage. To maintain total equity equal to at least 5.0% of total assets for each quarterly accounting period.

                                    -10.1.6-
       10.1.7
6.4 Tangible Net Worth. To maintain on a consolidated basis tangible net worth equal to at least Seven Million Three Hundred Thousand Dollars ($7,300,000).

     "Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

6.5 Double Leverage Ratio. To maintain a ratio of the Borrower's investment in Douglas National Bank to the tangible net worth of United Bancorp not exceeding 1.1:1.0 for each semi-annual accounting period.

6.6 Other Debts. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank and its affiliates), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)  Acquiring goods, supplies, or merchandise on normal trade credit.

(b)  Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Debts and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional debts for business purposes which do not exceed a total principal amount of Five Hundred Thousand Dollars ($500,000) outstanding at any one time.

6.7 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a) Deeds of trust and security agreements in favor of the Bank and its affiliates.

(b)  Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in personal property acquired after the date of this Agreement if the principal amount of debts secured by such liens does not exceed Five Hundred Thousand Dollars ($500,000) at any one time.

6.8 Loans to Officers. Not to make any loans, advances or other extensions of credit to any of the Borrower's executives, officers, or directors or shareholders (or any relatives of any of the foregoing).

6.9 Change of Ownership. Not to cause, permit, or suffer any change, direct or indirect, in the Borrower's capital ownership of Douglas National Bank.


                                    -10.1.7-
       10.1.8
6.10 Notices to Bank. To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against the Borrower.

(b)  any substantial dispute between the Borrower and any government authority.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's financial condition or operations.

(e)  any change in the Borrower's name, address or legal structure.

6.11 Books and Records. To maintain adequate books and records.

6.12 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

6.13 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

6.14 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

6.15 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

6.16 Cooperation. To take any action requested by the Bank to carry out the intent of this Agreement.

6.17 Insurance. To maintain insurance as is usual for the business it is in.

6.18 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)  liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e)  acquire or purchase a business or its assets.

(f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

                                    -10.1.8-
       10.1.9
6.19 ERISA Plans. To give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

(d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

6.20 Preserve ESOP. The Borrower shall take all actions within its corporate authority and contractual rights to preserve and keep the ESOP in existence and in full force and effect and comply in all material respects with the terms of the ESOP.

6.21 ESOP's Books and Records. The Borrower shall permit any authorized representative of the Bank to examine at reasonable times the books, records and other documents relating to the properties and the affairs of the ESOP in possession of the Borrower and which the Borrower has authority to disclose and to make memoranda and extracts from such books, records and other documents, and discuss with any such representative the affairs, finances and accounts of the ESOP.

6.22 Repayment of ESOP Loan. The Borrower will use its best efforts to cause all contributions and dividends made to the ESOP to be first applied to pay reasonable operating expenses of the ESOP and to payment of interest on and repayment of principal of the loan outstanding from the Borrower to the ESOP evidenced by the ESOP Loan.

6.23 ESOP Documentation. Whenever required by applicable law, the Borrower will amend the ESOP documents and seek new determination letters with respect to the amended ESOP documents. Copies of all material amendments to the ESOP documents and of any additional determination letters will be delivered to the Bank.

6.24 ERISA. The Borrower will not:

(a) At any time, maintain, or be or become obligated to contribute on behalf of its employees to, any pension plan, profit sharing plan, other defined contribution plan, or any other such qualified plan, other than those pension plans and profit sharing plans disclosed to the Bank as of the execution of this Agreement.

(b)  At any time, permit any pension plan to:

  (i) engage in any non-exempt "prohibited transaction," as such term is defined in Section 4975 of the Code, if engaged in such prohibited transaction could reasonably be expected to adversely affect the ESOP's or the Borrower's ability to perform their respective obligations with respect to the ESOP Loan or its obligations to the Bank,

  (ii) incur any "accumulated funding deficiency," as that term is defined in
       Section 302 of ERISA, or

                                    -10.1.9-
       10.1.10
  (iii) terminate in a manner which could result in any material liability of the Borrower to the pension plan or to the PBGC.

(c)  At any time, assume any obligations to contribute to any Multiemployer
     Plan;

(d) At any time, permit any pension plan to fail to comply with ERISA or other applicable law in any material respect.

6.25 Prohibited Transactions. To the extent necessary to preserve the character of the Term Loan as a "securities acquisition loan" within the meaning of
     Section 133 (b)(1)(A) of the Code, the Borrower shall not enter into any "prohibited transaction" as such term is defined in Section 4975(c) of Code and the regulations promulgated thereunder which is not exempted by
     Section 4975(d) of the Code and the regulations promulgated thereunder relating to the ESOP.

6.26 Changes Relating to ESOP Stock. The Borrower shall not call, nor permit the conversion of the ESOP stock, nor change the conversion or call rights with respect to the ESOP stock or otherwise change the rights, privileges and preferences associated with the ESOP stock without the prior written consent of the Bank which consent shall not be unreasonably withheld if such proposed change is accompanied by the written opinion of the Borrowers ESOP counsel, acceptable to the Bank to the effect that such change will not jeopardize the interest exclusion available to the Bank under Section 133 of the Code.

7.   DEFAULT

     If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.

7.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

7.2 Non-compliance. The Borrower fails to meet the conditions of, or fails to perform any obligation under:
(a)  this Agreement,
(b)  any other agreement made in connection with this loan, or
(c) any other agreement the Borrower has with the Bank or any affiliate of the Bank.

7.3 False Information. The Borrower has given the Bank false or misleading information or representations.

7.4 Bankruptcy. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.






                                    -10.1.10-
       10.1.11
7.5 Receivers. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

7.6 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

7.7 Judgments. Any judgments or arbitration awards are entered against the Borrower; or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

7.8 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay.

7.9 Default under Guaranty or Subordination Agreement. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

7.10 Material Adverse Change. A material adverse change occurs in the Borrower's financial condition, properties or prospects, or ability to repay the loan.

7.11 ERISA Plans. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

8.   ENFORCING THIS AGREEMENT; MISCELLANEOUS

8.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

8.2  Oregon Law. This Agreement is governed by Oregon law.

8.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.




                                    -10.1.11-
       10.1.12
8.4  Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

  (i) This Agreement (including any renewals, extensions or modifications of this Agreement);
  (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

  (iii) Any violation of this Agreement; or

  (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by Oregon law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g)  This provision does not limit the right of the Borrower or the Bank to:

  (i)   exercise self-help remedies such as setoff;

  (ii)  foreclose against or sell any real or personal property collateral; or

  (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

       (A)  a provisional or interim remedy; and/or

       (B)  additional or supplementary remedies.

(h) The pursuit of or a successful action for provisional, interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

                                    -10.1.12-
       10.1.13
  (i) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by Judicial foreclosure.

8.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

8.6 Costs. If the Bank incurs any expenses in connection with enforcing this Agreement or administering this Agreement (including in connection with extending, amending, renewing or modifying this Agreement), or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys fees, including any allocated costs of in-house counsel.

8.7 Attorneys' Fees. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator (and not by a jury). Such costs and attorneys' fees shall include, without limitation, those incurred on any appeal, as determined by the appellate court, and any anticipated costs and attorneys' fees to pursue or collect any judgment.

8.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

     In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

8.9 Exchange of Information. The Borrower agrees that the Bank may exchange financial information about the Borrower with BankAmerica Corporation affiliates and other related entities.

8.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature part of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

8.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

8.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counter-parts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
                                    -10.1.13-
       10.1.14
8.13 Written Agreements. Under Oregon law, most agreements, promises and commitments made by the Bank after October 3, 1989, concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower's residence must be in writing, express consideration and be signed by that Bank to be enforceable.

This Agreement is executed as of the date stated at the top of the first page.


Bank of America Oregon                    United Bancorp


______________________________            ______________________________

By: Wayne E. Olsen                        By: Gary Kjensrud
Title: Vice President                     Title: Executive Vice President


Address where notices to the Bank         Address where notices to the Borrower
are to be sent:                           are to be sent:
Financial Institutions Department #2094   P.O. Box 1007
P. O. Box 3066                            Roseburg, Oregon 97470-0235
Portland, Oregon 97206

































                                    -10.1.14-